UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2010

ENTROPIC COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33844	33-0947630
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6290 Sequence Drive

San Diego, CA 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 768-3600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

In this Report, “Entropic,” “we,” “us” and “our” refer to Entropic Communications, Inc.

Item 1.01	Entry Into a Material Definitive Agreement.

On September 29, 2010, we entered into an underwriting agreement (the “Underwriting Agreement”) with Barclays Capital Inc. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to the issuance and sale of 10,750,000 shares of our common stock, par value $0.001 per share. The price to the public in the offering is $9.70 per share, and the Underwriters have agreed to purchase the shares from us pursuant to the Underwriting Agreement at a price of $9.2635 per share. The net proceeds to Entropic from the offering are expected to be approximately $99.1 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. The offering is expected to close on or about October 5, 2010, subject to customary closing conditions. In addition, under the terms of the Underwriting Agreement, we have granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 1,612,500 shares of common stock to cover over-allotments, if any.

The offering is being made pursuant to Entropic’s effective registration statement on Form S-3 (Registration Statement No. 333-168351) previously filed with the Securities and Exchange Commission and a prospectus supplement. The Underwriting Agreement is filed as Exhibit 1.1 to this report, and the description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares in the offering is attached as Exhibit 5.1 hereto.

On September 30, 2010, we issued a press release announcing the pricing of the offering. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Number	Description

1.1	Underwriting Agreement, dated September 29, 2010

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

99.1	Press Release dated September 30, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ENTROPIC COMMUNICATIONS, INC.

Dated: September 30, 2010	By:	/S/ LANCE W. BRIDGES, ESQ.
Lance W. Bridges, Esq.
Vice President and General Counsel

EXHIBIT INDEX

Number	Description

1.1	Underwriting Agreement, dated September 29, 2010

5.1	Opinion of Cooley LLP

23.1	Consent of Cooley LLP (included in Exhibit 5.1)

99.1	Press Release dated September 30, 2010